Exhibit 99.1
Syntel Reports Fourth Quarter and 2006 Financial Results
Highlights:
•	Year-over-year revenue increase of 19.5% to $270.2M

•	Sequential revenue growth of 5.6%, to $73.1M

•	Year-end global headcount crossed the 8,300 mark

•	2006 ending cash balance & short term investments of $93.9M
TROY, Mich. – January 31, 2007 – Syntel, Inc. (SYNT), a global information technology services and Business Process Outsourcing (BPO) firm, today announced financial results for the fourth quarter, ended December 31, 2006.
Fourth Quarter 2006 Financial Highlights
Syntel’s total revenue for the fourth quarter increased 17.4 percent to $73.1 million, compared to $62.3 million in the prior-year period and 5.6 percent sequentially from $69.2 million in the third quarter of 2006. The Company’s gross margin was 38.8 percent in the fourth quarter, compared to 40.1 percent in the prior-year period and 38.4 percent in the third quarter of 2006.
During the fourth quarter, Syntel’s focus area of Applications Outsourcing accounted for 71 percent of total revenue, with e-Business contributing 13 percent, Business Process Outsourcing (BPO) at 10 percent and TeamSourcing at 6 percent.
The Company’s Selling, General and Administrative (SG&A) expenses were 19.3 percent in the fourth quarter of 2006, compared to 20.1 percent in the prior-year period and 18.9 percent in the third quarter of 2006. Syntel’s income from operations was 19.6 percent in the fourth quarter, compared to 20 percent in the prior-year quarter and 19.5 percent in the third quarter of 2006.
Net income for the fourth quarter was $13.3 million or $0.32 per diluted share, compared to net loss of $98,000 or $0.00 per diluted share in the prior-year period and net income of $14.5 million or $0.35 per diluted share in the third quarter of 2006. During the fourth quarter of 2005, the Company incurred a $12.3 million tax expense, on repatriation of approximately $ 61 million, from the earnings of its foreign subsidiary, Syntel Limited, under the American Jobs Creation Act of 2004. This had a ($0.30) effect on the earnings per share in Q4 2005.
During the fourth quarter, Syntel added four new clients and launched 72 new engagements. In addition, the Company added one new “Hunting License” or preferred partnership agreement.
FY2006 Financial Highlights
Revenue for 2006 increased 19.5 percent to $270.2 million, from $226.2 million in 2005. Net income for the year was $50.9 million, or $1.24 per diluted share compared to $30.3 million or $0.75 per diluted share in 2005. The Company’s gross margin was 37.8 percent for 2006, compared to 40.3 percent in 2005.
For the full year, Syntel’s global headcount grew 37 percent in 2006 to 8,364, compared to 6,093 at the end of 2005. The Company finished 2006 with cash and short term investments of $93.9 million.
Syntel added 21 new clients in 2006 and launched 395 new engagements. The Company added 9 new “Hunting Licenses” or preferred partnership agreements during the year, taking the total to 80 strategic relationships.

Operational Highlights
“Syntel’s 2006 investment program — which has focused on building world-class infrastructure ahead of demand, hiring and retaining the best technical and business talent, and developing client-centric new service offerings – has helped the company exit the year on its strongest footing ever,” said Syntel Chairman and Chief Executive Officer Bharat Desai. “We’re poised to help our clients derive more value from our integrated ITO/BPO solutions.
“We recorded several key milestones during 2006, including our 11th consecutive quarter of revenue growth, the opening of our Pune Technology Campus, new records for hiring, and the emergence of a new generation of senior leaders at Syntel,” said Keshav Murugesh, Syntel President and Chief Operating Officer. “Syntel will remain focused on enhancing our customer base further through our continued investments in our client partner program, people programs, new offerings, infrastructure and BPO offerings.”
2007 Guidance
Based on current visibility levels, the Company expects 2007 revenue in the range of $310 to $325 million and EPS between $1.25 to $1.33. This guidance does not include the effect, if any, from the adoption of FIN 48 during the first quarter of 2007.
Syntel to Host Conference Call
Syntel will discuss its fourth quarter and full year performance today on a conference call at 9:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering “6910523” from 1:00 p.m. on January 31, 2007 until midnight on February 7, 2007. International callers may dial (706) 645-9291 and enter the same pass code.
About Syntel
Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company’s vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine’s “Best 200 Small Companies in America,” Syntel has more than 8,300 employees worldwide, is assessed at Level 5 of the SEI’s CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.
Safe Harbor Provision
This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 14, 2006. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company’s concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.
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SYNTEL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS		TWELVE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	2006	2005	2006	2005
Net Revenues	$73,106	$62,279	$270,229	$226,189
Cost of revenues	44,713	37,287	167,980	135,043

GROSS PROFIT	28,393	24,992	102,249	91,146

Selling, general and administrative expenses	14,075	12,520	49,374	44,917

Income from operations	14,318	12,472	52,875	46,229

Other income, principally interest	1,369	1,938	4,894	4,592

Income before income taxes	15,687	14,410	57,769	50,821

Provision for income taxes	2,410	14,508	6,853	20,500

NET INCOME	$13,277	$(98)	$50,916	$30,321

Dividend Per Share :	$0.06	$0.06	$1.49	$1.74

EARNINGS PER SHARE :
Basic	$0.32	$(0.00)	$1.25	$0.75
Diluted	$0.32	$(0.00)	$1.24	$0.75

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :

Basic	40,927	40,650	40,819	40,528

Diluted	41,266	40,838	41,095	40,651

SYNTEL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December, 31	December, 31
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$51,555	$99,390
Short term investments	42,319	21,083

Accounts receivable, net of allowance for doubtful accounts of $2,828 and $2,575 at December 31, 2006 and December 31, 2005, respectively	33,706	27,907
Revenue earned in excess of billings	11,947	8,366
Deferred income taxes and other current assets	13,983	10,003

Total current assets	153,510	166,749

Property and equipment	69,672	54,690
Less accumulated depreciation and amortization	31,358	25,504

Property and equipment, net	38,314	29,186

Goodwill	906	906

Deferred income taxes and other noncurrent assets	4,959	1,320

	$197,689	$198,161

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$20,034	$15,906
Income taxes payable	2,732	9,809
Accounts payable and other current liabilities	19,221	16,812
Deferred revenue	5,960	3,356

Total liabilities	47,947	45,883
SHAREHOLDERS’ EQUITY

Total shareholders’ equity	149,742	152,278

Total liabilities and shareholders’ equity	$197,689	$198,161